Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

                                              Three Months Ended March 31,
                                                    2005           2004

 Earnings (loss):
  Loss before income taxes                        $  (162)        $  (166)

  Add:  Total fixed charges (per below)               453             435

  Less:  Interest capitalized                          23              18
    Total earnings (loss) before income taxes     $   268         $   251

 Fixed charges:
  Interest                                        $   220         $   201

  Portion of rental expense representative
   of the interest factor                             216             220


  Amortization of debt expense                         17              14
    Total fixed charges                          $    453         $   435

 Coverage deficiency                             $    185         $   184